EXHIBIT 99.1

For Further Information Contact:
Bioject Medical Technologies Inc.
John Gandolfo, Chief Financial Officer
Telephone: 908-470-2800, ext. 5102
www.bioject.com

John Baldissera
BPC Financial Marketing
800-368-1217

BIOJECT REPORTS DECEMBER 31, 2005

FINANCIAL RESULTS

2005 Product Sales Increase 55% over 2004

BEDMINSTER, NJ – March 15, 2006 – Bioject Medical Technologies Inc. (Nasdaq: BJCT), a leading developer of needle-free drug delivery systems, today reported financial results for the year and quarter-ended December 31, 2005.

For the year-ended December 31, 2005, Bioject reported revenues of $12.3 million compared to revenues of $9.5 million in 2004, an increase of 30%. 2005 product sales of $11.3 million represented an increase of 55% over 2004 levels. This increase was primarily due to increased sales of Vetjet™ to Merial and increased Biojector® 2000 device and accessory sales for Fuzeon patients. The Company reported operating and net losses of $6.1 million and $6.6 million, respectively, in 2005 compared to operating and net losses of $9.1 million for 2004. The decreased operating loss of $3.0 million represented an improvement of 33% from 2004 figures.

Basic and diluted net loss per share for the year-ended December 31, 2005 was $0.48 per share on 13.8 million weighted average shares outstanding compared to a net loss of $0.68 per share on 13.3 million weighted average shares outstanding for 2004.

For the quarter ended December 31, 2005, Bioject reported revenues of $2.1 million, compared to revenues of $2.4 million reported in the comparable year-ago quarter. Product sales of $2.0 million represented a 17% increase over fourth quarter 2004 product sales of $1.8 million. Fourth quarter license and development fees of $87,000 were lower than anticipated due to unexpected delays on the commencement of new product development activities from the fourth quarter until early 2006. The Company reported quarterly operating and net losses of $2.0 million and $2.1 million, respectively, compared to operating and net losses of $2.0 million and $2.1 million, respectively, in the comparable year-ago period.

Basic and diluted net loss per share for the quarter ended December 31, 2005 was $0.15 per share on 13.9 million weighted average shares outstanding compared to a net loss of $0.15 per share on 13.7 million weighted average shares outstanding for the same period last year.

“In 2005, we continued to make significant strides in the operations and business development areas. Our product sales increased 55% over 2004 levels and we reduced our operating loss from $9.1 million in 2004 to $6.1 million in 2005, an improvement of 33%,” said Jim O’Shea, Bioject’s Chairman, President and CEO. “In addition, we were successful in closing six license and development agreements in 2005. We anticipate recognizing significant development fees from these collaborations over the next several quarters.”

On March 8, 2006, we announced that we entered into agreements with respect to a $4.5 million financing, $1.5 million of which the Company has already received as a loan, and the execution of a non-binding term sheet with respect to an additional $1.25 million convertible debt financing, each of which is subject to shareholder approval. We also announced a corporate restructuring which will consolidate our operations and reduce our expenses going forward by approximately $1.8 million per year. These two events, coupled with our anticipated success on commercializing new products over the next 18 months, we believe, will allow the Company to reach operating profitability,” concluded Jim O’Shea.

The Company will conduct a conference call to review fourth-quarter and year end results for the twelve months ended December 31, 2005 and provide guidance for 2006 on Thursday, March 16, 2006 at 10:00 a.m. Eastern Standard Time. The conference call will be webcast and can be accessed through the Bioject website at www.bioject.com.

Bioject Medical Technologies Inc., based in Portland, Oregon, is an innovative developer and manufacturer of needle-free drug delivery systems. Needle-free injection works by forcing medication at high speed through a tiny orifice held against the skin. This creates a fine stream of high-pressure fluid penetrating the skin and depositing medication in the tissue beneath. The Company is focused on developing mutually beneficial agreements with leading pharmaceutical, biotechnology, and veterinary companies.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding Bioject’s expectations with respect to future product sales and royalties, revenue growth, reduction of operating losses, commercialization of new products, operating profitability and new or additional agreements with strategic partners. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors include, without limitation, the risk that the Company’s products, including the cool.click™  SeroJet™, Vetjet® and Vial Adapter, will not be accepted by the market, the risk that the Company will be unable to successfully develop and negotiate new strategic relationships or maintain existing relationships, the risk that Bioject’s current or new strategic relationships will not develop into long-term revenue producing relationships, the fact that Bioject’s business has never been profitable and may never be profitable, uncertainties related to Bioject’s dependence on the continued performance of strategic partners and technology,  uncertainties related to the time required for the Company to complete research and development, obtain necessary clinical data and government clearances, the risk that the Company may be unable to produce our products at a unit cost necessary for the products to be competitive in the market, the risk that the Company may be unable to comply with the extensive government regulations applicable to Bioject’s  business, the risk that the Company and its proposed lender will not be able to agree to definitive terms with respect to the $1.25 million convertible debt financing, the risk that the closing conditions to the financings will not be satisfied, the risk that products will not be commercialized on the anticipated time-frame or at all and the risk that the restructuring will not result in the anticipated level of cost savings. Readers of this press release are referred to the Company’s filings with the Securities and Exchange Commission, including the Company’s reports on Form 10-K and Forms 10-Q for further discussions of factors that could affect the Company’s  business and its future results. Forward-looking statements are based on the estimates and opinions of management on the date the statements are made. The Company assumes no obligation to update forward-looking statements if conditions or management’s estimates or opinions should change.

For more information about Bioject, visit www.bioject.com.

[Tables follow]

Bioject Medical Technologies Inc.

Condensed Consolidated Statements of Operations  (Unaudited)

(In thousands, except share and per share data)

	Three months ended December 31,		Year ended December 31,
	2005	2004	2005	2004
RESULTS OF OPERATIONS:

Revenue
Net sales of products	$2,048	$1,757	$11,343	$7,329
Licensing/technology fees	87	687	945	2,157
	2,135	2,444	12,288	9,486
Expenses
Manufacturing	2,073	485	9,096	5,894
Research and development	1,005	2,907	4,923	7,453
Selling, general and administrative	1,057	1,098	4,388	5,273
Total operating expenses	4,135	4,490	18,407	18,620

Operating loss	(2,000)	(2,046)	(6,119)	(9,134)
Other income(expense), net	(125)	(25)	(470)	54

Net loss allocable to common shareholders	$(2,125)	$(2,071)	$(6,589)	$(9,080)

Basic and diluted net loss per common share	$(0.15)	$(0.15)	$(0.48)	$(0.68)

Shares used in per share calculations	13,915,381	13,666,745	13,825,294	13,342,140

-more-

Bioject Medical Technologies Inc.

Condensed Consolidated Balance Sheet Data  (Unaudited)

(In thousands)

	December 31,
	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$1,046	$3,849
Marketable securities	1,500	3,825
Accounts receivable	2,390	1,031
Inventories	1,498	2,127
Assets held for sale	1,104	—
Other	426	444
	7,964	11,276

Property and equipment, net	4,559	5,431
Goodwill	94	94
Other assets, net	1,329	1,569

Total assets	$13,946	$18,370

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term note payable	$961	—
Current portion of long-term debt	1,083	1,000
Accounts payable and accrued liabilities	1,866	2,123
Deferred revenue	1,908	121
	5,818	3,244
Long term liabilities:
Long-term lease payable	350	371
Long-term debt	917	2,000
Deferred revenue	318	420

Shareholders’ equity:
Preferred stock	1,879	1,879
Common stock	110,704	109,907
Accumulated deficit	(106,040)	(99,451)
	6,543	12,335

Total liabilities and shareholders’ equity	$13,946	$18,370